WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): December 10, 1998

                        RADIATION DISPOSAL SYSTEMS, INC.
               (Exact Name of Registrant as Specified in Charter)

  North Carolina                        0-13738                 56-1426581
(State or Other Jurisdiction          (Commission              (IRS Employer
 of Incorporation)                    File Number)           Identification No.)

                  1104 Nueces Street, Austin, Texas 78701-2128
               (Address of Principal Executive Offices) (Zip Code)

       Registrant's Telephone Number, Including Area Code: (512) 671.3858





Item 5     Other Events

THE ANNUAL BOARD OF  DIRECTORS  MEETING OF  RADIATION  DISPOSAL  SYSTEMS,
INC., was held Thursday, November 19, 1998, at 10:00a.m., immediately following the annual meeting of shareholders.

Present at the meeting and constituting a quorum of the full board were the newly elected board members, Rudy De La Garza and Wayne Gronquist. Wayne Gronquist of Wayne Gronquist, P.C. served as the secretary for the meeting and as corporate counsel.

Election of officers were as follows:
                          Rudy De La Garza, President & Chief Executive Officer. Wayne Gronquist, Executive Vice President & Secretary

Pursuant to the shareholders' directive, the Board of Directors directed the president to effectuate the following:

(1) to reverse-split the Radiation Disposal Systems, Inc. outstanding shares of Common Stock on a 20 to 1 basis, 20 outstanding shares for 1 new share, and to do so as soon as practical. The effective date for purposes of calculating the reverse-split will be as soon as the NASDAQ and the OTC Bulletin Board system can effect the reverse-split within its systems; and,

(2) to trade all 20 million authorized shares of Radiation Disposal Systems, Inc., including the 998,875 issued and outstanding shares, for 20 million authorized shares of the Saint James Company.

         The president reported that the results of the trade are as follows:

     a) 998,875 issued and outstanding shares of the Radiation Disposal Systems, Inc. are now 998,875 issued and outstanding shares of the Saint James Company;

     b) 19,001,125 treasure shares of Radiation Disposal Systems, Inc. are traded for a like sum of treasure shares of the Saint James Company;

     c) The name of the corporation (Radiation Disposal Systems, Inc.) now becomes THE SAINT JAMES COMPANY;

     d)   The corporation's domicile is changed from North Carolina to Delaware.

As of this day all changes noted have taken place. The CUSIP Service Bureau of STANDARD & POOR'S has been notified of changes and responded with The Saint James Company CUSIP # 790000 10 3.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Date December 9, 1998     The SAINT JAMES COMPANY
                          Formally Radiation Disposal Systems, Inc.


                          By: /s/ Rudy W. De La Garza
                              -----------------------------------------
                                  Rudy W. De La Garza
                                  President, Director, & Chief Executive Officer